Exhibit 10.4

Heartland Payment Systems
90 Nassau Street
Princeton, NJ 08542
888.798.3131
HeartlandPaymentSystems.com

Heartland Payment Systems Completes Acquisition of TouchNet Information Systems, Inc. and Establishes New Bank Credit Facility

Borrowing Capacity Now Includes $375 Million Term Loan and $400 Million Revolving Credit

Princeton, NJ – September 4, 2014 – Heartland Payment Systems (NYSE: HPY), one of the nation's largest payment processors and leading provider of merchant business solutions, today announced that the Company has completed the acquisition of TouchNet Information Systems, Inc., an integrated commerce solutions provider to higher-education institutions. TouchNet adds over 600 higher education clients serving over six million students – nearly one-third of the higher-education enrollment in the United States – to Heartland’s Campus Solutions business. When combined with Heartland’s existing portfolio of payments, loan servicing and other campus solutions, the acquisition makes Heartland the largest provider of integrated commerce solutions to the higher-education market.

Under the terms of the agreement, Heartland paid a purchase price of $375 million in cash. The purchase was funded primarily with a new 5-year, $375 million secured term loan, which comprised a portion of a new credit facility that closed simultaneously with the acquisition. The new credit facility also includes a secured $400 million revolving credit line. Lead arrangers for the new credit facility were Bank of America Merrill Lynch, BMO Capital Markets Corp. and SunTrust Robinson Humphrey, Inc.

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About Heartland Payment Systems
Heartland Payment Systems, Inc. (NYSE: HPY), the fifth largest payments processor in the United States, delivers credit/debit/prepaid card processing, mobile commerce, e-commerce, marketing solutions, security technology, payroll solutions, and related business solutions and services to more than 275,000 business and educational locations nationwide. A FORTUNE 1000 company, Heartland is the founding supporter of The Merchant Bill of Rights, a public advocacy initiative that educates merchants about fair credit and debit card processing practices. Heartland also established The Sales Professional Bill of Rights to advocate for the rights of sales professionals everywhere. More detailed information can be found at HeartlandPaymentSystems.com or follow the company on Twitter @HeartlandHPY and Facebook at facebook.com/HeartlandHPY

Forward-looking Statements

This press release contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including risks and additional factors that are described in the Company's Securities and Exchange Commission filings, including but not limited to the Company's annual report on Form 10-K for the year ended December 31, 2013. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Contact:
Joe Hassett
Gregory FCA
610-228-2110
Heartland_ir@gregoryfca.com

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